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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-29483 and 333-105092, and Form S-8 Nos. 333-42944, 333-73738,
333-88398, 333-91906, and 333-125093) of Ohio Casualty Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedules of Ohio Casualty Corporation, Ohio Casualty Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ohio Casualty Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Ernst & Young LLP
Cincinnati, Ohio
March 7, 2006